Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

API Technologies Corp.:

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement (Form S-3) and related Prospectus of API Technologies Corp. for the registration of 5,091,958 shares of its common stock and related prospectus and to the incorporation by reference therein of our reports dated February 10, 2011 with respect to the consolidated financial statements and schedule of Spectrum Control, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Spectrum Control, Inc. and subsidiaries, which appear in the Current Report on Form 8-K/A of API Technologies Corp. filed with the Securities and Exchange Commission on July 8, 2011.

/s/ Ernst & Young LLP
Ernst & Young LLP Pittsburgh, Pennsylvania December 16, 2011